SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Integrated Silicon Solution, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notes:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 7, 2008

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the “Annual Meeting”) of Integrated Silicon Solution, Inc., a Delaware corporation, will be held on March 7, 2008 at 3:30 p.m., local time, at the Silicon Valley Capital Club, Fairmont Plaza, 50 West San Fernando, 17th Floor, San Jose, California, for the following purposes:

1.	To elect eight (8) directors to serve for the ensuing year and until their successors are duly elected and qualified.

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2008 fiscal year.

3.	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

The foregoing matters are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on January 18, 2008 are entitled to vote at the Annual Meeting.

All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy. However, if your shares are held in the name of a bank, broker, or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

FOR THE BOARD OF DIRECTORS

/s/ Scott D. Howarth

Scott D. Howarth

President, Chief Financial Officer and Secretary

San Jose, California

January 28, 2008

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

INTEGRATED SILICON SOLUTION, INC.

1940 ZANKER ROAD SAN JOSE, CALIFORNIA 95112

(408) 969-6600

PROXY STATEMENT FOR 2008

ANNUAL MEETING OF STOCKHOLDERS

The enclosed proxy (“Proxy”) is solicited on behalf of the board of directors (the “Board of Directors”) of Integrated Silicon Solution, Inc. for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on March 7, 2008 at 3:30 p.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Silicon Valley Capital Club, Fairmont Plaza, 50 West San Fernando, 17th Floor, San Jose, California.

These proxy solicitation materials were mailed on or about February 8, 2008 to all stockholders of record at the close of business on January 18, 2008 (the “Record Date”). At the Record Date, 26,568,278 shares of our common stock, $.0001 par value per share, were issued and outstanding and no shares of the our preferred stock, $.0001 par value per share, were issued and outstanding.

INFORMATION CONCERNING SOLICITATION AND VOTING

Your vote is important. Because many stockholders cannot attend the Annual Meeting in person, it is necessary that a large number be represented by proxy. Under Delaware law, stockholders may submit proxies electronically. Stockholders who hold their shares in a brokerage account may have the choice of voting over the Internet, by using a toll-free telephone number, or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to the proxy card provided by your broker for details regarding the availability of electronic voting. Please also be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Revocability of Proxies

Any Proxy given pursuant to this solicitation may be revoked by the person giving such Proxy at any time before its use by delivering to the Secretary of ISSI, at the address noted above, written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker, or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

Voting and Solicitation

Proxies properly executed, duly returned to ISSI and not revoked, will be voted in accordance with the instructions contained in such proxy. IF YOU DO NOT INDICATE HOW YOUR SHARES SHOULD BE VOTED ON A MATTER, THE SHARES REPRESENTED BY YOUR PROPERLY COMPLETED PROXY WILL BE VOTED AS THE ISSI BOARD OF DIRECTORS RECOMMENDS. Thus, where no instructions are given, such proxies will be voted “For” the election of each of the nominees for director, and “For” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm. If any matter not described in this proxy statement (the “Proxy Statement”) is properly presented for action at the meeting, the persons named in the enclosed proxy will have discretionary authority to vote according to their best judgment.

Each stockholder is entitled to one (1) vote for each share of common stock held by such stockholder on all matters presented at the Annual Meeting. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding as of the Record Date. Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the “Votes Cast”) with respect to such matter. Abstentions will have the same effect as a vote against a proposal, except with respect to the election of directors. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted. Thus, a broker non-vote will not affect the outcome of the voting on the proposals to be considered at the Annual Meeting.

The cost of soliciting proxies will be borne by ISSI. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Certain of our directors, officers and employees, without additional compensation, may also solicit proxies personally or by telephone or telegram.

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. Accordingly, a single Proxy Statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. We will promptly deliver upon written request or oral request a separate copy of this proxy statement to any stockholder of a shared address to which a single copy of this document was delivered. If any stockholders of a shared address wish to receive a separate proxy statement, they may call our Corporate Secretary at (408) 969-6600 or write to Integrated Silicon Solution, Inc., 1940 Zanker Road, San Jose, California 95112, Attention: Corporate Secretary. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple proxy statements by calling or writing our Corporate Secretary. We maintain a web site on the Internet at: www.issi.com. However, the web site, and the information contained therein, is not a part of this Proxy Statement.

Votes Required

Proposal One	A plurality of the affirmative votes duly cast is required for the election of directors (i.e., the eight (8) nominees receiving the greatest number of votes will be elected). An abstention will have the same effect as a vote withheld.

Proposal Two	Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2008 requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote at the Annual Meeting. An abstention will have the same effect as a vote against the proposal.

Record Date

Stockholders of record at the close of business on January 18, 2008 are entitled to notice of the Annual Meeting and to vote upon matters presented at the Annual Meeting.

Deadline for Receipt of Stockholder Proposals

Stockholders of ISSI may submit proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to the Secretary of ISSI in a timely manner. In order to be included in our proxy materials for the annual meeting of stockholders to be held in the year 2009, stockholder proposals must be received by the Secretary of ISSI no later than

September 30, 2008, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, our bylaws establish an advance notice procedure with regard to business brought before an annual meeting, including stockholder proposals not included in our proxy statement. For nominations or other business to be properly brought before the 2009 annual meeting by a stockholder, such stockholder must provide written notice delivered to the Secretary of ISSI one hundred twenty (120) days prior to the anniversary of the mailing of this Proxy Statement (i.e. October 11, 2008), which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. In the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, for notice by the stockholder to be timely it must be received a reasonable time before we begin to print and mail our proxy materials.

The attached Proxy grants the proxy holders discretionary authority to vote on any matter raised at the Annual Meeting. If such a stockholder fails to comply with the foregoing notice provisions, proxy holders will be allowed to use their discretionary voting authority should the stockholder proposal come before the 2009 annual meeting.

A copy of the full text of the bylaw provisions governing the notice requirements set forth above may be obtained by writing to the Secretary of ISSI. All notices of proposals and nominations by stockholders should be sent to Integrated Silicon Solution, Inc., 1940 Zanker Road, San Jose, California 95112, Attention: Corporate Secretary.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Nominees

We currently have authorized eight (8) directors. A board of eight (8) directors will be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the Proxies received by them for our eight (8) nominees named below, all of whom are current directors of ISSI other than Jonathan Khazam and Stephen Pletcher. If any nominee of ISSI is unable or declines to serve as a director at the time of the Annual Meeting, the Proxies will be voted for the nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting or until such director’s successor has been duly elected and qualified.

Vote Required; Recommendation of Board of Directors

The eight (8) candidates receiving the highest number of “FOR” votes shall be elected to our Board of Directors. An abstention will have the same effect as a vote withheld for the election of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE NOMINEES LISTED BELOW:

Name of Nominee	Age	Director Since:	Principal Occupation
Jimmy S. M. Lee	52	1988	Chief Executive Officer and Chairman of the Board of Directors of ISSI
Kong Yeu Han	53	2005	Vice Chairman of ISSI
Paul Chien	56	2008	Chairman of KISmart Corporation and Chairman of Global Testing Corporation
Jonathan Khazam	46	—	Vice President and General Manager of the Client Solutions Software Division at Intel Corporation
Keith McDonald	60	2006	Independent Consultant
Stephen Pletcher	67	—	Retired Semiconductor Industry Executive
Bruce A. Wooley	64	2002	Chairman, Department of Electrical Engineering, Stanford University
John Zimmerman	60	2008	Professor

Except as set forth below, each Director has been engaged in his principal occupation described above during the past five (5) years. There are no family relationships among any directors or executive officers of ISSI.

Jimmy S.M. Lee has served as our Chairman, Chief Executive Officer and a director since he co-founded ISSI in October 1988. He reassumed the role of President in November 2005 until December 2007. From 1985 to 1988, Mr. Lee was engineering manager at International CMOS Technology, a semiconductor company, and from 1983 to 1985, he was a design manager at Signetics Corporation, a semiconductor company. He has served as a director of Chrontel, a video optics company, since July 1995 and as a director of Alpha & Omega Semiconductor, Inc., a developer of advanced power semiconductor solutions, since March 2006. Mr. Lee holds an M.S. degree in electrical engineering from Texas Tech University and a B.S. degree in electrical engineering from National Taiwan University.

Kong Yeu Han has served as our Vice Chairman since May 1, 2005 and as a director since August 11, 2005. He served as Chief Executive Officer of ICSI from January 1999 to May 2005. Mr. Han was a co-founder of ISSI and served as ISSI’s Executive Vice President from April 1995 to December 1998, as Vice President from December 1988 to March 1995, and as General Manager, ISSI-Taiwan from September 1990 to December 1998. Mr. Han holds an M.S. degree in electrical engineering from the University of California, Santa Barbara and a B.S. degree in electrical engineering from National Taiwan University.

Paul Chien has served as one of our directors since January 2008. Since December 2006, Mr. Chien has been Chairman of KISmart Corporation, an industrial technology company, and since October 2006, he has been Chairman of Global Testing Corporation (Taiwan), a semiconductor testing company. From 1995 to 2006, Mr. Chien was Vice President and then Chairman and President of Vanguard International Semiconductor Corporation, a semiconductor foundry. Mr. Chien also held various engineering and managerial positions at Intel Corporation, a semiconductor company, from 1982 to 1988, and at Taiwan Semiconductor Manufacturing Corporation, a semiconductor foundry, from 1988 to 1995. Mr. Chien received a M.S. degree from Massachusetts Institute of Technology. He serves on the Boards of Directors of Global Testing Group (SGX) and Yageo Corporation (TAIEX).

Jonathan Khazam joined Intel Corporation in 1991 and is currently Vice President and General Manager of the Client Solutions Software Division. From 1999 to 2005, he served as general manager of Intel’s software development tools and was promoted to Vice President and General Manager in 2004. From 1996 to 1998, Mr. Khazam was Marketing Director for Graphics in Intel’s Microprocessor Products Group, from 1994 to 1996 he was the Strategic and Technical Marketing Manager for the Pentium Processor Division, and from 1991 to 1994 he was a Product Manager in Intel’s Mobile Computing Group. Prior to joining Intel, he held marketing and product development positions at EIP Microwave, a test instrumentation company, and Hewlett-Packard. Mr. Khazam has an MBA from the University of California at Berkeley Haas School of Business and a B.S. degree in electrical engineering from Cornell University.

Keith McDonald has served as one of our directors since December 2006. Mr. McDonald is currently an independent consultant. Mr. McDonald was a Senior Vice President of Sales & Marketing at Alien Technologies from 2004 through 2006. Prior to Alien, Mr. McDonald was a Corporate Vice President of global accounts and relationship management at Solectron, a leading provider of electronics manufacturing and supply chain services. Before Solectron, Mr. McDonald spent ten years at Samsung Semiconductor as a Senior Vice President of Sales and Marketing and a member of the Board of Directors.

Stephen Pletcher is a retired executive with over 30 years of experience in the technology industry. In particular, from April 1996 to September 2006, he served as Managing Director, North American Operations for Vanguard International Semiconductor, a semiconductor foundry, and from June 1993 to April 1996, he worked for IBM Microelectronics in various capacities including Director, Eastern Area Sales and as a consultant. Prior to joining IBM, for over 25 years, he held a variety of management positions in the semiconductor industry including Vice President, Sales of Signetics Company, a division of Phillips Corporation, Vice President and Managing Director of North American Operations for Taiwan Semiconductor Manufacturing Company, General Manager, Sales Department for General Electric Semiconductor, Vice President of RCA Solid State, and Vice President, Sales of Harris Semiconductor. He holds a B.S. degree in business administration from California State College.

Bruce A. Wooley has served as one of our directors since September 2002. Since 1999, Dr. Wooley has been Chairman of the Department of Electrical Engineering at Stanford University. From 1993 to 1999, Dr. Wooley was Director of the Integrated Circuits Laboratory at Stanford University. He has been a Professor of Electrical Engineering at Stanford University since 1984 and was a member of the research staff at Bell Laboratories, a telecommunications company, from 1970 to 1984. Dr. Wooley has also served as a director of Chrontel, a video optics company, since 1989. Dr. Wooley holds Ph.D., M.S., and B.S. degrees in electrical engineering from the University of California, Berkeley.

John Zimmerman has served as one of our directors since January 2008. Since July 2005, Mr. Zimmerman has taught M.B.A. courses in finance and accounting at the University of Southern Nevada and, from September 2003 to July 2005, he taught as an adjunct professor at Pepperdine University’s Graziadio School of Business and Management. In addition, since 2003 and from 1996 to 1999, he has been a principal of his own consulting business, CFO Solutions, serving high technology public and private companies. From 1999 to 2003, he was Chief Financial Officer and Vice President of Administration for iSuppli Corporation, a provider of supply chain and market intelligence services. From 1992 to 1996, he was Chief Financial Officer for Level One Communications, a semiconductor company. He worked at Intel Corporation from 1984 to 1992, where he held a number of senior financial positions such as director of finance and administration for Asia and controller for the semiconductor products group. He holds a B.B.A. degree in business administration from Ohio University and an M.B.A. degree from Xavier University (Cincinnati, Ohio). Mr. Zimmerman has completed all the requirements for a doctorate in Organizational Leadership with a specialization in entrepreneurial finance at Pepperdine University, with graduation planned for April 2008.

Mr. McDonald’s appointment to the Board of Directors was made as contemplated by that certain letter agreement (the “2006 Letter Agreement”) entered into by ISSI on August 28, 2006 with Riley Investment Management, LLC, SACC Partners, LP, Bryant R. Riley, B. Riley & Co. Retirement Trust and B. Riley & Co., Inc. (the “Riley Parties”), as amended as of November 30, 2006. The 2006 Letter Agreement was terminated in January 2008 in connection with the closing of our tender offer described in our Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on December 3, 2007.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,

DIRECTORS AND EXECUTIVE OFFICERS

Beneficial Owners

At the Record Date, 26,568,278 shares of our common stock, $.0001 par value per share, were issued and outstanding and no shares of our preferred stock, $.0001 par value per share, were issued and outstanding. As of the Record Date, the following entities were known by us to be the beneficial owners of more than 5% of our common stock:

	Beneficial Ownership
Name and Address of 5% Beneficial Owners	Number of Shares	Percent of Total
Bryant R. Riley (1)	2,834,133	10.7%
11100 Santa Monica Blvd. Suite 800 Los Angeles, CA90025

Donald Smith & Co., Inc. (2)	3,725,200	10.2%
152 West 57th Street, 22nd Floor New York, NY 10019-3395

Lloyd I. Miller III (3)	3,265,477	8.9%
4550 Gordon Drive Naples, FL 34102

Dimensional Fund Advisors, Inc. (4)	3,167,507	8.7%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401-1005

(1)	Based on a Schedule 13D/A filed with the SEC as of January 15, 2008.
(2)	Based on a Schedule 13F filed with the SEC as of October 24, 2007. In connection with ISSI’s tender offer described in our Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on December 3, 2007, this stockholder may have tendered shares to ISSI, but such stockholder has not amended its previously filed Schedule 13F as of the date hereof.
(3)	Based on a Schedule 13G/A filed with the SEC as of February 8, 2007. In connection with ISSI’s tender offer described in our Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on December 3, 2007, this stockholder may have tendered shares to ISSI, but such stockholder has not amended its previously filed Schedule 13G/A as of the date hereof.
(4)	Based on a Schedule 13F filed with the SEC as of November 13, 2007. In connection with ISSI’s tender offer described in our Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on December 3, 2007, this stockholder may have tendered shares to ISSI, but such stockholder has not amended its previously filed Schedule 13F as of the date hereof.

Security Ownership of Management

The following table sets forth the beneficial ownership of our common stock as of the Record Date by (i) each director of ISSI and each director nominee, (ii) our Chief Executive Officer, (iii) our President and Chief Financial Officer, (iv) the two (2) other executive officers of ISSI who were serving as executive officers as of the end of fiscal 2007 and (v) all current directors and executive officers as a group. Except as otherwise indicated in the footnotes to this table, and subject to applicable community property laws and joint tenancies, the persons named in this table have sole voting and investment power with respect to all shares of common stock held by suck person.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and is not necessarily indicative of beneficial ownership for any other purpose. The number and percentage of shares beneficially owned is computed on the basis of 26,568,278 shares of common stock outstanding as of the Record Date. Shares of common stock that a person has the right to acquire within sixty

(60) days of the Record Date are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. At the Record Date, 26,568,278 shares of our common stock, $.0001 par value per share, were issued and outstanding and no shares of our preferred stock, $.0001 par value per share, were issued and outstanding.

	Beneficial Ownership
Name	Number of Shares	Percent of Total
Jimmy S.M. Lee (1)	557,678	2.1%
Kong Yeu Han (2)	145,208	*
Chang-Chaio Han (3)	100,833	*
Scott Howarth (4)	67,708	*
Paul Chien	—	*
Jonathan Khazam	—	*
Ping K. Ko (5)	16,458	*
Keith McDonald (6)	11,458	*
Stephen Pletcher	—	*
Bruce A. Wooley (7)	19,458	*
John Zimmerman	—	*
All directors and executive officers as a group (11 persons) (8)	918,801	3.4%

*	Less than 1%
(1)	Includes 425,462 shares issuable upon exercise of options held by Mr. Lee that are exercisable within sixty (60) days of the Record Date.
(2)	Includes 145,208 shares issuable upon exercise of options held by Mr. Kong Yeu Han that are exercisable within sixty (60) days of the Record Date.
(3)	Includes 100,833 shares issuable upon exercise of options held by Mr. Chang-Chaio Han that are exercisable within sixty (60) days of the Record Date.
(4)	Includes 67,708 shares issuable upon exercise of options held by Mr. Howarth that are exercisable within sixty (60) days of the Record Date.
(5)	Includes 16,458 shares issuable upon exercise of options held by Mr. Ko that are exercisable within sixty (60) days of the Record Date.
(6)	Includes 11,458 shares issuable upon exercise of options held by Mr. McDonald that are exercisable within sixty (60) days of the Record Date.
(7)	Includes 11,458 shares issuable upon the exercise of options held by Mr. Wooley that are exercisable within sixty (60) days of the Record Date.
(8)	Includes 778,585 shares issuable upon the exercise of options that are exercisable within sixty (60) days of the Record Date. See notes 1 through 7 above.

Board of Directors Meetings and Committees

The Board of Directors held eleven (11) meetings during fiscal 2007. The Board currently consists of Messrs. Lee, Han, Chien, Ko, McDonald, Wooley, and Zimmerman. Messrs. Chien and Zimmerman joined our Board in January 2008 upon the recommendation of the Nominating Committee of the Board of Directors to fill the vacancies created by the resignations of Bryant Riley and Melvin Keating effective on January 3, 2008 in connection with the closing of our tender offer described in our Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on December 3, 2007. Mr. McDonald joined our Board of Directors in December 2006 pursuant to the 2006 Letter Agreement. As described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 13, 2007. On November 8, 2007, Mr. Ko announced his resignation from the Board of Directors, effective as of the date of the annual meeting. Pursuant to the 2006 Letter Agreement, each of Hide L. Tanigami and Lip-Bu Tan agreed not to stand for re-election to our Board and terminated their service effective as of July 30, 2007, the date of our 2007 annual meeting of stockholders.

The Board of Directors has determined that each of Messrs. Chien, Khazam, McDonald, Pletcher, Wooley, Zimmerman, are “independent” as determined by the Nasdaq listing qualifications. During fiscal 2007, the Board of Directors maintained five (5) standing committees: the Audit Committee, the Compensation Committee, the Nominating Committee, a special committee of independent directors to conduct an internal review, assisted by outside legal counsel, of historical stock option grant practices of ISSI, (the “Special Committee”), which has not been active since the completion of the review and a Litigation Committee.

Stockholders may communicate with members of the Board of Directors by mail addressed to an individual member of the Board, to the full Board, or to a particular committee of the Board, at the following address: 1940 Zanker Road, San Jose, California 95112.

Each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during fiscal 2007 during such time as such person was a director and (ii) the total number of meetings held by all committees of the Board of Directors during fiscal 2007 during such time as such person was a director except Messrs. Tan and Tanigami, who attended 54% and 70% of the meetings of the Board of Directors and Board committees on which they served, respectively. All members of the Board of Directors who were then serving on the Board attended the 2007 Annual Meeting. Our policy is that our board members are expected to attend each Annual Meeting.

The Audit Committee. During fiscal 2007, Mr. Keating served as head of the Audit Committee until his departure from the Board of Directors in January 2008, along with members Messrs. Ko and Riley. The Audit Committee held nine (9) meetings during fiscal 2007. The Audit Committee currently consists of Messrs. Chien, Ko and Zimmerman, with Mr. Zimmerman serving as head of the Audit Committee. The Audit Committee is responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm; provides oversight and monitoring of our management and the independent registered public accounting firm and their activities with respect to our financial reporting process and internal controls; provides the Board of Directors with the results of its monitoring and recommendations derived there from; and provides to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors. The full text of the Audit Committee Charter is published on our website at www.issi.com.

The Board of Directors believes that each member of the Audit Committee is an “independent director” as that term is defined by the Nasdaq listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The Board of Directors has determined that each of Messrs. Chien, Ko and Zimmerman are an audit committee financial expert, as defined by the Securities and Exchange Commission (the “SEC”) guidelines.

The Compensation Committee. During fiscal 2007, the Compensation Committee consisted of Messrs. McDonald, Riley and Wooley, each of whom was deemed to be an “independent director” as that term is defined by the Nasdaq listing standards. The Compensation Committee held five (5) meetings during fiscal 2007. The Compensation Committee now consists of Messrs. Ko, McDonald, and Wooley, who are each deemed to be an “independent director” as that term is defined by the Nasdaq listing standards. The Compensation Committee makes recommendations to the Board of Directors regarding our executive compensation policies and makes executive stock option grants. For more information on our Compensation Committee, see “Compensation Discussion and Analysis” on page 16.

The Nominating Committee. During fiscal 2007, the Nominating Committee consisted of Mr. Tan until his departure from the Board of Directors in July 2007 and Messrs. Ko and Wooley. The Nominating Committee held one (1) meeting during fiscal 2007. The Nominating Committee now consists of Messrs. Ko and Wooley, who are each deemed to be an “independent director” as that term is defined by the Nasdaq listing standards. The full text of the Nominating Committee Charter is published on our website at www.issi.com. The Nominating Committee recommends nominees for election as directors to the Board of Directors. All members of the Nominating Committee are non-employee directors.

When considering a potential director candidate, the Nominating Committee looks for demonstrated character, judgment, relevant business, functional and industry experience, and a high degree of acumen. The Nominating Committee’s process for identifying and evaluating nominees typically involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. In general, candidates for nomination to the Board are suggested by directors or by employees. There are no differences in the manner in which the Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. We do not pay any third party to identify or assist in identifying or evaluating potential nominees.

The Nominating Committee will consider suggestions from stockholders regarding possible director candidates for election in 2009. Such suggestions, together with appropriate biographical information, should be submitted to our Corporate Secretary. See “Deadline for Receipt of Stockholder Proposals” for details regarding the procedures and timing for the submission of such suggestions. Each director nominated in this Proxy was recommended for election by the Nominating Committee and by the Board of Directors. The Board of Directors did not receive any notice of a Board of Directors nominee recommendation in connection with this Proxy Statement from any security holder.

The Special Committee. During fiscal 2007, the Special Committee consisted of Messrs. Ko and Wooley. The Special Committee held nine (9) meetings during fiscal 2007. Each member of the Special Committee was deemed to be an “independent director” as that term is defined by the Nasdaq listing standards. The Special Committee was appointed in August 2006 to conduct an internal review, assisted by outside legal counsel, of our historical stock option grant practices. The Special Committee has not been active since the completion of such review.

The Litigation Committee. The Litigation Committee was formed in June 2007 and currently consists of Messrs. Ko, McDonald and Wooley. Mr. Riley and Mr. Keating also served on the Litigation Committee from June 2007 to January 2008. The Litigation Committee held one (1) meeting during fiscal 2007. The Litigation Committee has the authority to oversee and advise counsel with respect to settlement decisions with the SEC and civil derivative lawsuits.

Compensation of Directors

In fiscal 2007, non-employee directors received a yearly retainer of $15,000 plus $3,000 for attendance at each regularly scheduled Board of Directors meeting and $1,000 for attendance at each telephone Board of Directors meeting. Non-employee directors received $1,000 for attendance at board committee meetings in person or by telephone and the non-employee chairperson of a board committee received an additional $1,000 payment per committee meeting attended in person (but not if attended by telephone). Members of the Special Committee, Mr. Ko and Mr. Wooley, received $2,000 for attendance at each Special Committee meeting whether in person or by telephone. Non-employee directors are reimbursed for all reasonable expenses incurred by them in attending Board of Directors and Committee meetings. In addition, each non-employee director is eligible to participate in our 2007 Incentive Compensation Plan (the “2007 Plan”). Under the 2007 Plan, each non-employee director was automatically granted a nonstatutory option to purchase 10,000 shares of common stock on the date on which such person first became a non-employee director. In addition, each director who had been a non-employee director for at least six (6) months automatically received a nonstatutory option to purchase 2,500 shares of common stock upon such director’s annual reelection to the Board of Directors by the stockholders. Options granted under the 2007 Plan have a term of seven (7) years unless terminated sooner upon the termination of the optionee’s status as a director or otherwise pursuant to the 2007 Plan. The exercise price of each option granted under the 2007 Plan is equal to the fair market value of the common stock on the date of grant. Shares previously granted under the 2007 Plan are subject to cumulative monthly vesting over a twelve (12) month period commencing at the date of grant.

On January 18, 2008, upon the recommendation of its Nominating Committee, the Board amended our non-employee director compensation program. In particular, the 2007 Plan was amended to increase the number of options to purchase shares of ISSI’s common stock that each individual who first becomes a non-employee director will receive at the time of his or her election to the board from 10,000 to 12,500 shares (the “Initial Grant”) and to increase the number of options to purchase shares of ISSI’s common stock that will automatically be granted to each individual who continues to serve as a non-employee director at each annual meeting of stockholders from 2,500 to 3,500 shares (each an “Annual Grant”). Shares subject to each Initial Grant shall vest as to 1/4th of the shares subject to the option on each anniversary of the date of grant, subject to the non-employee director’s continued Board service through each such date. Shares subject to each Annual Grant will vest as to one-twelfth of the shares subject to the option each month following its date of grant, subject to the non-employee director’s continued Board service through each such date. The Board also increased the yearly retainer to be paid pursuant to its non-employee director compensation program from $15,000 to $20,000, which amount will be pro rated for any fraction of the year in which a new director commences his or her Board service. Each non-employee director will also receive $3,000 for attendance at each regularly scheduled Board meeting and $1,000 for attendance at each telephone Board meeting. Additionally, each non-employee director will receive $1,000 for his or her attendance at Board committee meetings in person or by telephone, provided that the chairman of each Board committee shall receive $2,000 for his or her attendance at Board committee meetings in person.

The employee directors, Mr. Lee and Mr. Han, receive no separate compensation to serve as directors of ISSI. On July 30, 2007, Mr. Keating, Mr. Ko, Mr. McDonald, Mr. Riley and Mr. Wooley were each granted an option under the 2007 Plan to purchase 2,500 shares of common stock at an exercise price of $6.37 per share. On December 12, 2006, upon his appointment to the Board, Mr. McDonald was granted an option under the Director Plan to purchase 10,000 shares of common stock at an exercise price of $6.07 per share. On January 18, 2008, in connection with their appointment to the Board, Mr. Chien and Mr. Zimmerman were each granted an option under the 2007 Plan, as amended, to purchase 12,500 shares of common stock at an exercise price of $5.64 per share. The options expire upon the earlier of seven (7) years from the date of grant unless terminated sooner upon termination of the optionee’s status as a director.

The following table details the total compensation paid to directors for fiscal 2007.

DIRECTOR COMPENSATION

Name (1)	Fees Earned Or Paid In Cash ($)	Option Awards ($) (2)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Gary Fischer (3)	—	—	—	—	—
Melvin Keating (4)	52,250	23,767	—	—	76,017
Ping K. Ko (5)	56,000	3,911	—	—	59,911
Keith McDonald (6)	36,750	22,641	—	—	59,391
Bryant Riley (7)	49,250	23,767	—	—	73,017
Lip-Bu Tan (8)	7,000	2,854	—	—	9,854
Hide Tanigami (9)	10,000	2,854	—	—	12,854
Bruce Wooley (10)	60,000	3,911	—	—	63,911

Total	271,250	83,705	—	—	354,955

(1)	Mr. Lee and Mr. Han, the employee directors, receive no separate compensation to serve as directors of the Company.
(2)

The amounts shown represent the amount of compensation cost the Company recognized in fiscal 2007, in accordance with Statement of Financial Accounting Standards No. 123, as revised, “Share-Based Payment” (“SFAS No. 123R”) and thus may include amounts from awards granted in and prior to fiscal 2007. This includes amounts related to initial stock option grants of 10,000 shares of common stock to Mr. McDonald on December 12, 2006 at an exercise price per share of $6.07. The grant date fair value of such equity award made to Mr. McDonald on December 12, 2006 is $26,980 or $2.698 per share. The stock option award was made pursuant to the Company’s 1995 Director Stock Option Plan, which was terminated effective as of July 30, 2007 (the “Director Plan”). Options granted under the Director Plan are subject to cumulative monthly vesting over a twelve (12) month period commencing at the date of grant. This also includes amounts related to annual stock option grants of 2,500 shares of common stock on July 30, 2007 at an exercise price per share of $6.37. The grant date fair value of such equity award made to each of the non-employee directors on July 30, 2007 is $6,338 or $2.5351 per share. The annual stock option awards were made pursuant to the 2007 Plan. Options granted under the 2007 Plan are subject to cumulative monthly vesting over a twelve (12) month period commencing at the date of grant. For information on the valuation assumption made with respect to the foregoing grants, please refer to the assumptions for fiscal years ending September 30, 2007, 2006, and 2005 stated in Note 11 “Stock-Based Compensation” to Consolidated Financial Statements in ISSI’s audited financial statement for the fiscal year ended September 30, 2007, included in ISSI’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 18, 2007. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)	All compensation paid to Mr. Fischer during fiscal 2007 related to his employment with ISSI. He received no compensation for his service on the Board. Mr. Fischer resigned from the Board on November 6, 2006.
(4)	Mr. Keating resigned from the Board effective January 3, 2008. As of January 18, 2007, Mr. Keating had 11,042 options outstanding as exercisable.
(5)	As of January 18, 2007, Mr. Ko had 17,500 options outstanding, 16,042 of which were exercisable.
(6)	As of January 18, 2007, Mr. McDonald had 12,500 options outstanding, 11,042 of which were exercisable.
(7)	Mr. Riley resigned from the Board effective on January 3, 2008. As of January 18, 2007, Mr. Riley had 11,042 options outstanding and exercisable.
(8)	Mr. Tan left the Board effective on July 30, 2007. As of January 18, 2007, Mr. Tan had no options outstanding.
(9)	Mr. Tanigami left the Board effective on July 30, 2007. As of January 18, 2007, Mr. Tanigami had no options outstanding.
(10)	As of January 18, 2007, Mr. Wooley had 12,500 options outstanding, 11,042 of which were exercisable.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors currently consists of Messrs. Ko, McDonald and Wooley and during fiscal 2007 consisted of Messrs. McDonald, Wooley and Riley, none of whom has been or is an officer or an employee of ISSI. No member of the Compensation Committee or executive officer of ISSI has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity. See “Certain Transactions” below for a disclosure of certain arrangements between ISSI and Mr. Riley and certain affiliates of Mr. Riley.

Report of the Audit Committee of the Board of Directors †

The Audit Committee of the Board of Directors has furnished the following report:

The Board of Directors has adopted a written charter for the Audit Committee (the “Audit Committee Charter”), the full text of which is available on our website www.issi.com. The Board of Directors has determined that each member of the Audit Committee is “independent,” as defined in the listing standards of Nasdaq. This means that the ISSI Board of Directors has determined that no member of the Audit Committee has a relationship with ISSI that may interfere with such member’s independence from ISSI and its management, and that all members have the required knowledge and experience to perform their duties as committee members.

On June 28, 2007, we dismissed Ernst & Young LLP (“E&Y”) as ISSI’s independent registered public accounting firm. The decision to dismiss E&Y was approved by the Audit Committee. As discussed in Proposal Two, on June 28, 2007, ISSI engaged Grant Thornton LLP as its new independent registered public accounting

†	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of ISSI under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

firm to audit ISSI’s financial statements for the year ending September 30, 2007 and to review the financial statements to be included in ISSI’s quarterly report on Form 10-Q for the quarter ending June 30, 2007.

Our management is responsible for preparing financial statements and our independent registered public accounting firm is responsible for auditing the financial statements. The activities of the Audit Committee are in no way designed to supersede or alter those traditional responsibilities. The Audit Committee’s role does not provide any special assurances with regard to ISSI’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm.

The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2007 with our management.

The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, has considered the compatibility of receiving non-audit services from the independent registered public accounting firm with maintaining the independent registered public accounting firm’s independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

The Audit Committee has also discussed with Grant Thornton LLP, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (Professional Standards). The Audit Committee has considered whether and determined that the provision of the non-audit services rendered to ISSI by Grant Thornton LLP during fiscal 2007 was compatible with maintaining the independence of Grant Thornton LLP.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2007.

Audit Committee of the Board of Directors

Ping Ko

Paul Chien ††

John Zimmerman ††

††	Messrs. Chien and Zimmerman were appointed to the Audit Committee in January 2008. As such, they did not participate in any Audit Committee discussions during fiscal 2007.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of ISSI’s Board of Directors has appointed Grant Thornton LLP as ISSI’s independent registered public accounting firm. On June 28, 2007, we dismissed Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm. The decision to dismiss E&Y was approved by the Audit Committee of the Board of Directors. Grant Thornton LLP began auditing ISSI’s financial statements in June 2007. Prior to that, Ernst & Young LLP audited ISSI’s financial statements from 1990 to 2006. A representative of Grant Thornton LLP is expected to be present at the meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

The reports of E&Y on the financial statements of ISSI for the years ended September 30, 2006 and 2005 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle, but did include explanatory paragraphs for the effects of a restatement of the financial statements for the years ended September 30, 2005 and 2004, and the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” in 2006.

During the years ended September 30, 2006 and 2005 and through June 28, 2007, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference thereto in its reports on the financial statements of ISSI for such years.

During the years ended September 30, 2006 and 2005 and through June 28, 2007, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K), except as described below.

As previously reported in our Annual Report on Form 10-K filed on May 30, 2007, ISSI concluded that errors that led to the restatement of its financial statements for the years ended September 30, 2005 and 2004 resulted from inadequate internal control over the accounting for its stock option programs. We identified a material weakness in our internal control over financial reporting related to its stock option granting practices and the related accounting in periods ending prior to March 31, 2006. Beginning in March 2006, we standardized and formalized the procedure for granting awards of stock options to employees and to executive officers. ISSI believes that the changes made in March 2006 remediated the past material weakness in its internal control over financial reporting related to its stock option granting practices and the related accounting, and reduced to remote the likelihood that any incorrect measurement dates or any material error in accounting for stock options could have occurred during fiscal 2006 and not been detected as part of its financial reporting close process.

On June 28, 2007, ISSI engaged Grant Thornton LLP as its new independent registered public accounting firm to audit our financial statements for the year ending September 30, 2007 and to review the financial statements to be included in our quarterly report on Form 10-Q for the quarter ending June 30, 2007.

Prior to the engagement of Grant Thornton LLP, neither ISSI nor anyone on behalf of ISSI consulted with Grant Thornton during our two most recent fiscal years and through June 28, 2007 in any manner regarding either: (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on ISSI’s financial statements; or (b) any matter that was the subject of either a disagreement or a reportable event (as defined in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K).

Fees Paid to Accountants

The following table shows the fees that we paid or accrued for the audit and other services provided by Grant Thornton LLP and Ernst & Young LLP for fiscal year 2007 and for the audit and other services provided by Ernst & Young LLP for fiscal year 2006.

Fee Category	Fiscal 2007 Grant Thornton LLP	Fiscal 2007 Ernst & Young LLP	Fiscal 2006 Ernst & Young LLP

Audit Fees	$812,847	$1,829,210	$1,750,000
Audit-Related Fees	—	—	—
Tax Fees	—	17,460	20,000
All Other Fees	—	—	1,500

Total	$812,847	$1,846,670	$1,771,500

Audit Fees. This category includes the audit of our annual financial statements, review of financial statements included in our Form 10-Q quarterly reports, the audit of management’s assessment of the effectiveness, as well as the audit of the effectiveness, of our internal controls over financial reporting included in the Form 10-K for fiscal 2007 as required by Section 404 of the Sarbanes-Oxley Act of 2002, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” on internal control matters.

Audit-Related Fees. This category consists of assurance and related services provided by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees”. There were no services provided under this category for fiscal years 2007 and 2006.

Tax Fees. This category consists of professional services rendered by the independent registered public accounting firm, primarily in connection with our tax compliance activities, including the preparation of tax returns in certain overseas jurisdictions and technical tax advice related to the preparation of tax returns.

All Other Fees. This category consists of fees for other corporate services.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may also pre-approve particular services on a case-by-case basis. The independent registered public accounting firm is required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with such pre-approval. The Audit Committee may also delegate pre-approval authority to one of its members. Such member must report any decisions to the Audit Committee at the next scheduled meeting.

During fiscal 2007, the Audit Committee approved in advance all audit and non-audit services to be provided by Grant Thornton LLP and to Ernst & Young LLP. The Audit Committee has determined that the non-audit services rendered by such firms during fiscal 2007 and fiscal 2006 were compatible with maintaining the independence of the respective independent registered public accounting firms.

Vote Required; Recommendation of Board of Directors

Stockholder ratification of the appointment of Grant Thornton LLP is not required by our Bylaws or applicable law. However, the Board of Directors chose to submit such appointment to the stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.

Upon the recommendation of our Audit Committee, the Board believes that Proposal Two is in ISSI’s best interests and in the best interests of ISSI’s shareholders and UNANIMOUSLY RECOMMENDS VOTING “FOR” RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The current members of the Compensation Committee of the Board of Directors are Messrs. Ko, McDonald and Wooley. The Compensation Committee oversees and administers ISSI’s officer compensation program. The Compensation Committee is comprised entirely of independent directors determined in accordance with various Nasdaq, SEC and Internal Revenue Code rules. The Compensation Committee’s goal is to ensure that the total compensation paid to ISSI’s executive officers is fair, reasonable and competitive. The Compensation Committee operates under a written charter adopted by the Board. A copy of the Compensation Committee charter can be found on our website at www.issi.com.

Compensation Philosophy and Objectives

The Compensation Committee has adopted an executive pay-for-performance philosophy covering all executive officers, including Chief Executive Officer and Chief Financial Officer. Our compensation philosophy is that cash compensation must be competitive with other semiconductor companies of comparable size to help motivate and retain existing staff who will contribute to our long-term success, to reward executives for achieving both short and long-term strategic goals, to link executive and stockholder interests through equity based plans, and to provide a compensation package that recognizes individual contributions and our performance. We believe that the use of stock options as a long-term incentive links the interests of the employees to that of the stockholders and motivates key employees to remain with ISSI to contribute to ISSI’s long-term success. When the Compensation Committee grants long-term equity-based incentives, the number of options granted to or owned by the executive, the value of such options and competitive compensation practices of comparable companies are taken into consideration in determining the size and structure of the award. Our pay-for-performance philosophy focuses on corporate performance and individual contributions toward that performance.

Compensation is comprised of: base salary, adjusted periodically by the Compensation Committee based on both market compensation for companies of comparable size within the semiconductor industry, and compensation paid to our other executive officers; bonus payments based upon the achievement of corporate objectives and individual performance; and equity-based awards to provide long-term compensation based on our performance. The long-term component of compensation is aimed at tying compensation levels to the generation of long-term stockholder value. A meaningful portion of each executive’s total compensation is intended to be variable and relate to and be contingent upon our performance and upon individual performance. Corporate performance is measured by relevant financial results and the success of the management team in non-financial areas, such as strategic business decisions, operational performance and management objectives.

Role and Authority of the Compensation Committee of the Board of Directors

The Compensation Committee reviews the compensation levels of our executive officers, recommends to the Board of Directors for approval the salaries and other compensation paid to such executives, approves stock option grants to executive officers, and administers our equity incentive plans. Regarding most compensation matters, including executive officer compensation, management provides recommendations to the Compensation Committee. The Compensation Committee evaluates management’s proposal in order to reach a decision on the appropriate level of compensation. The Compensation Committee has not delegated any of its powers or responsibilities to others in approving compensation.

Role of Executive Officers in Compensation Decisions

We periodically consider the compensation practices of other companies in the semiconductor industry when making decisions on executive officer compensation, including base salaries, bonuses and equity incentives. However, the Compensation Committee does not use any specific peer group or third party data for benchmarking purposes.

Based on management’s analysis, the Chief Executive Officer and Chief Financial Officer prepare and submit to the Compensation Committee compensation recommendations for ISSI’s executive officers for Committee review and approval. The Compensation Committee considers, but is not bound to, management’s recommendations with respect to executive officer compensation. The Compensation Committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities. The Compensation Committee did not use any compensation consultants in determining compensation for fiscal 2007 or other recent years. However, the Compensation Committee did engage a consultant during fiscal 2007 to review our overall officer compensation structure. Management may attend portions of the Compensation Committee’s meetings, but the Compensation Committee also meets without any members of management present. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of the executive officers. None of the executive officers participate in the decisions regarding their own compensation.

Components of Executive Compensation

Our compensation program consists of cash compensation, both fixed and variable, and equity-based compensation. The components included in the compensation program are:

•	Base Salary

•	Bonuses

•	Non-equity incentive plan compensation

•	Stock Options

•	Health and Retirement Benefits

•	Perquisites

These components were selected under the Compensation Committee’s supervision, because each component is considered in order to meet the principal objectives of our compensation policy. For instance, base salary is set with the goal of attracting executive officers and adequately compensating and rewarding them on a day-to-day basis for the time spent, the services they perform and the skills and experience they bring to us. Equity incentives, on the other hand, are geared toward providing an incentive and reward for the achievement of long-term business objectives and retaining key talent. In determining the compensation levels for a particular executive officer, we take into consideration each component of the proposed compensation package, as well as the executive officer’s past and expected future contributions to ISSI’s business.

Base Salary—A competitive base salary is provided to each executive officer to recognize the skills and experience the individual brings to ISSI and the performance contributions made toward achieving ISSI’s business objectives. In general, salary increases are made based on cost of living increases and, if appropriate, changes in responsibilities. Base salaries for each of the Named Executive Officers are reflected in the column labeled “Salary” of the Summary Compensation Table on page 20.

Bonuses—Employees with significant leadership roles or who are technically accomplished have a greater impact on ISSI’s growth and profitability objectives. These employees participate in a discretionary key employee incentive pool, pursuant to which executive officers and a limited number of key employees may receive annual cash bonuses. Individual payments are made based on ISSI’s achievement of the established targets and upon the individual’s personal and departmental performance. Bonus amounts are very dependent on corporate performance therefore can vary significantly year to year. In fiscal 2007, Mr. Howarth received a bonus of $50,000 for the successful completion of our financial restatement. On November 2, 2007, the Compensation Committee of the Board of Directors approved a $30,000 bonus for each of Kong Yeu Han and Chang-Chaio Han for performance in fiscal 2007.

Executive bonus plan—Executive officers participate in an Executive Bonus plan. The target and payouts are initially proposed by management and reviewed and approved by the Compensation Committee. For fiscal year 2007, the target was based on our achievement of a specified level of operating income excluding non-recurring legal expenses of $6.7 million. Under this plan, the targeted payout is expressed in the table below:

Name	< 75% of Target Payout = 0%	> 75% of Target Payout = 50%	Plan = 100% Payout = 100%	> 125% of Target Payout = 150%	> 150% of Target Payout = 200%	> 200% of Target Payout = 300%
Jimmy Lee	$0	$40,000	$80,000	$120,000	$160,000	$240,000
KY Han	$0	$35,000	$70,000	$105,000	$140,000	$210,000
James Han	$0	$30,000	$60,000	$90,000	$120,000	$180,000
Scott Howarth	$0	$30,000	$60,000	$90,000	$120,000	$180,000

For fiscal year 2007, no payout was made to the executive officers under the Executive Bonus Plan as the targeted operating income level was not achieved.

Stock Options—Stock Options are granted periodically to provide additional incentive to executive officers and other key employees to work to maximize long-term total return to stockholders. Options generally vest ratably over a four-year period with a 6-month or 1-year cliff vest and then vesting ratably over the remaining period to encourage option holders to continue employment with ISSI. The size of stock option grants depends on position, experience, performance and the number of outstanding options already held by the individual. For executive officers, stock options are generally granted once per year. Whereas cash bonuses reward execution of our annual performance with respect to corporate goals, stock options are designed to reward longer term objectives, such as the overall effectiveness of basic corporate strategy.

We view equity awards as essential in hiring and retaining professional talent in directing the efforts of these key employees to maximize long-term total return to stockholders. In granting stock-based awards, we attempt to attract and retain key employees, while being cognizant of the effects such grants will have on charges to our income statement and dilution to our outstanding stock. Depending on both the performance of our common stock and the hiring environment in our industry, we may grant stock options, restricted stock or other awards as deemed appropriate to meet our employment and financial performance objectives.

Health and Retirement Benefits—In fiscal 2007, our executive officers were eligible to receive the same health benefits that are available to other employees and a contribution to their benefit premium that is the same as provided to other employees. ISSI maintains for its US-based employees a tax-qualified 401(k) retirement plan. ISSI made no contributions to the 401(k) plan in fiscal 2007. We have a non-qualified deferred compensation plan. One of our executive officers, Mr. Lee receives benefits under this plan and preferential or above-market earnings are included in the column labeled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table on page 20. We have a pension plan covering our Taiwan based employees. Two of our executive officers, i.e. Messrs. Kong-Yeu Han and Chang-Chaio Han both receive retirement benefits under this plan and are included in the column labeled “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table on page 20.

Perquisites—While ISSI seeks to offer a level of perquisites sufficient to recruit and retain key executive talent, ISSI believes that setting appropriate levels of base and variable pay are of greater importance to motivating key talent and increasing stockholder return than any package of non-cash perquisites. There are no significant recurring perquisites granted to executive officers.

Tax and Accounting Implications

Deductibility of Executive Officer Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive officer compensation under Section 162(m) of the Internal Revenue Code, which provides that ISSI may not deduct compensation of more than $1,000,000 that is paid to certain individuals, subject to certain exemptions. ISSI believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Compensation Committee may approve compensation that does not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Accounting for Stock Based Compensation

Commencing on October 1, 2005, the beginning of fiscal 2006, we became subject to the requirements set forth in FASB 123R Share-Based Payment, and accordingly, records a charge to our income statement for the estimated value of stock-based awards.

Report of the Compensation Committee of the Board of Directors*

Compensation Committee Report:

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (the CD&A) of this proxy statement required by Item 402(b) of Regulation S-K and, based on such review and discussion, the Compensation Committee recommended the inclusion of the CD&A in this proxy statement.

Compensation Committee of the Board of Directors

Ping Ko

Keith McDonald

Bruce A. Wooley

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of ISSI under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth all compensation received for services rendered to ISSI and ISSI’s subsidiaries in all capacities during the last fiscal year by (i) our Chief Executive Officer, (ii) our President and Chief Financial Officer, and (iii) the two (2) other executive officers who were serving as executive officers as of the end of fiscal 2007 (such officers are hereinafter collectively referred to as the “Named Executive Officers”):

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)		All Other Compensation ($)	Total ($)
Jimmy S.M Lee (4) Chairman of the Board Chief Executive Officer	2007	290,000	—	—	219,631	—	20,591	(7)	11,250	541,472

Kong Yeu Han (5) Vice Chairman	2007	240,000	30,000	—	141,044	—	22,238	(8)	33,305	466,587

Scott Howarth President and Chief Financial Officer	2007	235,000	50,000	—	130,534	—	—		—	415,534

Chang-Chaio Han (6) General Manager, ISSI- Taiwan & SRAM/ DRAM Business Division	2007	220,000	30,000	—	141,044	—	2,042	(8)	35,400	428,486
Total	2007	985,000	110,000	—	632,253	—	44,871		79,955	1,852,079

(1)	Represents the base salary earned by each executive in fiscal 2007.
(2)	Includes bonuses earned for performance in the fiscal year noted even though such amounts are payable in subsequent years. Excludes bonuses paid in the fiscal year noted but earned in prior years. See the “Compensation Discussion and Analysis” section of this proxy statement for further discussion on how bonuses were determined.
(3)	Represents the compensation cost recognized in the Company’s financial statements in fiscal 2007 under SFAS No. 123R related to non-qualified stock options for each executive and thus may include amounts from awards granted prior to fiscal 2007. For information on the valuation assumptions made with respect to the foregoing option grants, please refer to the assumptions for fiscal years ending September 30, 2007, 2006, and 2005 stated in Note 11 “Stock-Based Compensation” to Consolidated Financial Statements in ISSI’s audited financial statement for the fiscal year ended September 30, 2007, included in ISSI’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 18, 2007. However, as required, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(4)	All other compensation consists of value of a car lease.
(5)	All other compensation consists of allowances for the cost of maintaining dual residences.
(6)	All other compensation consists of allowances for the cost of maintaining dual residences.
(7)	Such amount is comprised of above-market earnings on non-qualified deferred compensation plans calculated as the amount by which the accrued rate of interest exceeded 120% of the applicable federal long-term rate for such period.
(8)	Such amount is comprised of change in pension value.

Grants of Plan Based Awards in Fiscal Year 2007

The following table sets forth information concerning grants of plan based awards to each of the Named Executive Officers during the fiscal year ended September 30, 2007. Amounts listed in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column are annual targets based on the salaries of the Named Executive Officers at the end of fiscal 2007. Actual payments for our bonus plans in fiscal 2007 are reflected in the Summary Compensation Table above. Option awards in the table below were granted in fiscal 2007.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (1)	Market Price on Grant Date ($/Sh) (1)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Jimmy S.M. Lee (3)	—	—	80,000	240,000	—	—	—	—	—
Kong Yeu Han (4)	10/12/06	—	70,000	210,000	—	50,000	5.54	5.54	153,930
Scott Howarth (5)	10/12/06	—	60,000	180,000	—	50,000	5.54	5.54	153,930
Chang-Chaio Han (6)	10/12/06	—	60,000	180,000	—	50,000	5.54	5.54	153,930

(1)	The exercise price of option awards was determined based on the closing price of ISSI’s common stock on the date of grant.
(2)	The grant date fair value is generally the amount the company would expense in its financial statements over the award’s service period, but does not include a reduction for forfeitures.
(3)	Annual awards are made under the Executive Officer Incentive Plan. Maximum amounts are set forth in the Executive Officer Incentive Plan.
(4)	Annual awards are made under the Executive Officer Incentive Plan. Maximum amounts are set forth in the Executive Officer Incentive Plan. Mr. Han also received grants under the 1998 Stock Plan. See the “Compensation Discussion and Analysis” section of this proxy statement for the terms of such award.
(5)	Annual awards are made under the Executive Officer Incentive Plan. Maximum amounts are set forth in the Executive Officer Incentive Plan. Mr. Howarth also received grants under the 1998 Stock Plan. See the “Compensation Discussion and Analysis” section of this proxy statement for the terms of such award.
(6)	Annual awards are made under the Executive Officer Incentive Plan. Maximum amounts are set forth in the Executive Officer Incentive Plan. Mr. Han also received grants under the 1998 Stock Plan. See the “Compensation Discussion and Analysis” section of this proxy statement for the terms of such award.

Summary Compensation Table and Grants of Plan-Based Awards Table Discussion

Based on the data stated in the Summary Compensation Table, the level of salary, bonus and non-equity incentive plan compensation in proportion to total compensation ranged from approximately 54% to 69% for the named executive officers in fiscal 2007. See the “Compensation Discussion and Analysis” section of this proxy statement for further discussion of overall compensation and now compensation is determined.

We do not have employment contracts with our named executive officers, nor do we have agreements to pay severance on involuntary termination (other than as stated elsewhere in this proxy statement) or retirement.

For a discussion of the material terms of the awards listed in the Grants of Plan-Based Awards Table, see the discussion of the equity awards and incentive cash bonuses in the “Compensation Discussion and Analysis” section of this proxy statement.

On December 28, 2006 and June 6, 2007, in connection with our independent stock option investigation, we amended eight of the outstanding option grants held by Mr. Lee that were determined to have exercise prices that were below fair market value on the date of grant. Each of these options was amended to increase the exercise price to equal the fair market value of our common stock on the measurement date for such option as such dates were determined by our independent stock option investigation. The total number of shares subject to the options held by Mr. Lee that were amended was 157,962 and the total increase in the exercise prices of such options was $1,200,208. There were no other changes to the terms of such options other than to increase the exercise prices. Other than these options held by Mr. Lee, we have not repriced any stock options or made any material modifications to any equity based awards held by our Named Executive Officers during fiscal 2007.

On July 19, 2007, we accepted for amendment certain options to purchase an aggregate of 485,744 shares of its common stock as contemplated by our offer to amend certain outstanding options and, if applicable, receive a cash payment as set forth under the Offer to Amend Certain Options dated June 14, 2007 (the “Offer to Amend”), which is filed as Exhibit (a)(1)(A) to the Issuer Tender Offer Statement on Schedule TO filed with the SEC on June 14, 2007. We issued amended options to purchase up to an aggregate of 436,286 shares of its common stock and promised to make aggregate cash payments in the amount of $192,165 in exchange for the options surrendered for amendment in accordance with the terms of the Offer to Amend.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information concerning outstanding equity awards held by each of the Named Executive Officers as of September 30, 2007.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Option (#) Unexercisable		Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Jimmy S.M Lee	35,000	—		6.375	10/18/09	—	—
	10,000	—		26.06	2/01/10	—	—
	25,000	—		35.38	4/14/10	—	—
	2,000	—		26.06	2/01/10	—	—
	40,000	—		16.69	12/04/10	—	—
	8,750	—		15.45	4/09/11	—	—
	8,750	—		12.08	10/02/11	—	—
	45,000	—		11.14	10/02/11	—	—
	18,462	—		4.95	8/06/12	—	—
	25,000	—		3.60	9/23/12	—	—
	50,000	—		3.12	1/30/13	—	—
	48,958	1,042	(1)	9.80	10/01/13	—	—
	63,750	26,250	(2)	7.45	11/10/14	—	—
	26,250	33,750	(4)	6.66	12/23/12	—	—

Total	406,920	61,042

Kong Yeu Han	15,000	—		3.1562	12/02/08	—	—
	6,400	—		3.1562	12/02/08	—	—
	5,600	—		3.1562	12/02/08	—	—
	8,000	—		2.875	4/29/09	—	—
	15,000	—		6.375	10/18/09	—	—
	56,250	43,750	(3)	7.29	6/27/15	—	—
	8,750	11,250	(4)	6.66	12/23/12	—	—
	11,458	38,542	(6)	5.54	10/12/13	—	—

Total	126,458	93,542

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Option (#) Unexercisable		Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Chang-Chaio Han	5,625	—		2.8125	10/12/08	—	—
	56,250	43,750	(3)	7.29	6/27/15	—	—
	8,750	11,250	(4)	6.66	12/23/12	—	—
	11,458	38,542	(6)	5.54	10/12/13	—	—

Total	82,083	93,542

Scott D. Howarth	39,583	60,417	(5)	6.33	2/21/13	—	—
	11,458	38,542	(6)	5.54	10/12/13	—	—

Total	51,041	98,959				—	—

(1)	Options granted on October 1, 2003 are fully exercisable beginning October 1, 2007.
(2)	Options granted on November 10, 2004 are exercisable 25% beginning November 10, 2005 and then in 1/48 increments monthly.
(3)	Options granted on June 27, 2005 are exercisable 6.25% beginning September 27, 2005 and then in 1/48 increments monthly.
(4)	Options granted on December 23, 2005 are exercisable 12.5% beginning June 23, 2006 and then in 1/48 increments monthly.
(5)	Options granted on February 21, 2006 are exercisable 12.5% beginning August 21, 2006 and then in 1/48 increments monthly.
(6)	Options granted on October 12, 2006 are exercisable 12.5% beginning April 12, 2007 and then in 1/48 increments monthly.

The following table sets forth the options exercised for each of our Named Executive Officers in fiscal year 2007.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Jimmy S.M. Lee	—	—
Kong Yeu Han	—	—
Chang-Chaio Han	—	—
Scott D. Howarth	—	—

Pension Benefits for Fiscal Year 2007

The following table sets forth the estimated present value of accumulated pension benefits for the listed officers.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Jimmy S.M. Lee	—	—	—	—
Kong Yeu Han	ICSI Pension Plan	17	202,420	—
Chang-Chaio Han	ICSI Pension Plan	7	45,732	—
Scott D. Howarth	—	—	—	—

(1)	The change in the present value of accumulated benefit is reflected in the listed officer’s balance reported in the Non-Qualified Deferred Compensation table.

In connection with the acquisition of Integrated Circuit Solution, Inc. (“ICSI”) during 2005, we assumed pension plans covering substantially all of ICSI’s Taiwan based employees. The pension plans are based on the Labor Standards Law, a defined benefit plan (the “Benefit Plan”) and the Labor Pension Act, a defined contribution plan.

Under the Labor Standards Law of the R.O.C., the Benefit Plan provides for a lump sum payment upon retirement based on years of service and the employee’s compensation during the last six months of employment. In accordance with the Labor Standards Law, ICSI makes monthly contributions equal to 2% of its wages and salaries. The fund is administered by the Employees’ Retirement Fund Committee and is registered in this committee’s name.

The following table sets forth the non-qualified deferred compensation for each of our Named Executive Officers during fiscal year 2007.

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)(1)	ISSI Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Jimmy S.M. Lee	—	—	62,116	—	712,081
Kong Yeu Han	—	—	—	—	—
Chang-Chaio Han	—	—	—	—	—
Scott D. Howarth	—	—	—	—	—

(1)	These amounts are included in the Summary Compensation table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns.
(2)	These amounts are included in the Summary Compensation table in the “All Other Compensation” column.
(3)	Earnings were based upon prime plus 1%. Preferential or above market earnings of $20,591 included in this column are included in the Summary Compensation table.

Our non-qualified deferred compensation plan allows eligible employees, including executive officers, to defer up to 100% of their salary and 100% of their bonus. No employee contributions have been made to the plan since fiscal 1998. The participant may elect the distribution as a lump sum or annual installments over two, three or five years. Participants may make a hardship withdrawal under certain circumstances.

Equity Compensation Plan Information

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information about our common stock that, as of September 30, 2007, may be issued upon the exercise of options and rights under the following existing equity compensation plans (which are all of our equity compensation plans as of September 30, 2007):

	Equity Compensation Plan Information		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)
Equity compensation plans approved by security holders	1,337,358	$7.74	4,145,644	(1)
Equity compensation plans not approved by security holders	3,815,502	$7.04	—

Total	5,152,860	$7.22	4,145,644

(1)	The number of shares includes 1,072,028 shares of common stock reserved for future issuance under the Company’s 1995 Employee Stock Purchase Plan. This plan was approved by stockholders effective February 1995 and was amended by the stockholders on February 6, 2002, on February 27, 2004, and on February 4, 2005.

Equity Compensation Plan not Approved by Security Holders

At September 30, 2007, our 1996 Stock Option Plan had not been approved by our stockholders. On October 18, 1996, our Board of Directors approved the 1996 Stock Option Plan that provides for the grant of non-statutory stock options to non-executive employees and consultants. At September 30, 2007, no shares of our common stock remained available for future issuance under this plan and options to purchase 3,715,502 shares of our common stock were outstanding with a weighted average exercise price of $7.06 and grant prices ranging from $2.35 to $35.38. Generally, the stock options vest ratably over a four (4) year period. The options expire upon the earlier of seven (7) years from the date of grant (ten (10) years for grants prior to October 1, 2005) or thirty (30) days following termination of employment or consultancy, unless specified otherwise in the option agreement. In the event of certain changes in control of ISSI, the 1996 Stock Option Plan requires that each outstanding option be assumed or an equivalent option substituted by the successor corporation. However, if such successor refuses to assume the then outstanding options, the 1996 Stock Option Plan provides for the full acceleration of the exercisability of all outstanding options. The 2007 Incentive Compensation Plan approved at our 2007 annual meeting of stockholders replaced our 1996 Stock Option Plan with respect to future option grants.

On February 21, 2006, we entered into a Stand-Alone Stock Option Agreement (the “Option”) with Scott Howarth, our Chief Financial Officer. The Option is a non-qualified stock option to purchase 100,000 shares of our common stock and has the following terms: (i) an exercise price equal to $6.33 per share which was the fair market value of our common stock on the grant date of February 21, 2006, (ii) a term of 7 years from the date of grant, and (iii) vesting as to 12.5% of the shares on the six (6) month anniversary of his employment start date, and as to 1/48th of the total shares each month thereafter until the option is fully vested. The Option was granted without stockholder approval pursuant to Nasdaq Marketplace Rule 4350(i)(1)(A)(iv).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) and related rules under the Securities Exchange Act of 1934 require our directors, executive officers and stockholders holding more than 10% of our common stock to file reports of holdings and transactions in ISSI stock with the SEC and to furnish us with copies of all Section 16(a) forms they file. Based solely on its review of copies of filings under Section 16(a) of the Exchange Act received by it during fiscal 2007, or written representations from certain reporting persons, we believe that during fiscal 2007, all Section 16 filing requirements were met except that: Mr. Lee, an executive officer and director, filed one (1) late Form 4 with respect to a total of two (2) transactions; Mr. Wooley, a director, filed one (1) late Form 4 with respect to a total of one (1) transaction; Mr. Ko, a director, filed one (1) late Form 4 with respect to a total of one (1) transaction; Mr. McDonald, a director, filed one (1) late Form 4 with respect to a total of one (1) transaction; Melvin Keating, a former director, did not file a Form 4 with respect to an automatic grant of an option to purchase 2,500 shares of Common Stock under the 2007 Plan; and Bryant R. Riley, a former director, filed two (2) late Form 4’s with respect to a total of three (3) transactions.

CERTAIN TRANSACTIONS

We have entered into indemnification agreements with our officers and directors containing provisions that may require us, among other thing, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

We sell semiconductor products to Key Stream Corp. (KSC) in which we had approximately a 22% equity interest until we sold our investment in December 2006. Kong-Yeu Han, a director of ISSI, was a director of KSC until December 2006. For the year ended September 30, 2007, we sold approximately $13,000 of memory products to KSC.

As described in the Tender Offer Statement on Schedule TO filed by ISSI with the Securities and Exchange Commission on December 3, 2007, ISSI announced, among other things, that it planed to repurchase up to 10 million shares of its common stock through a self-tender offer at a price of $7.00 per share, for a total repurchase price of up to $70 million (the “Tender Offer”). In connection with the Tender Offer, on November 28, 2007, ISSI entered into a letter agreement (the “Riley Letter Agreement”) with Riley Investment Management, LLC, Riley Investment Partners Master Fund, L.P., Bryant R. Riley, B. Riley & Co. Retirement Trust, and B. Riley & Co., LLC, (the “Riley Parties”). Pursuant to the Letter Agreement, the parties agreed that:

•	effective upon the closing of the Tender Offer, each of Bryant R. Riley and Melvin Keating will resign from the Board of Directors of ISSI;

•	The Riley Parties and ISSI shall enter into a standstill agreement, as described in further detail below; and

•

upon the closing of the Tender Offer, the terms of the letter agreement among ISSI and the Riley Parties, dated August 28, 2006, as amended as of November 30, 2006, shall immediately terminate and be of no further force or effect on and after such date.

Bryant R. Riley, an affiliate of the other Riley Parties, was a member of the Board of Directors of ISSI and its Nominating Committee and Compensation Committee during fiscal 2007.

In connection with the Tender Offer and the Riley Letter Agreement, on November 28, 2007, ISSI also entered into a letter agreement with Melvin Keating (the “Keating Letter Agreement”), a former member of the Board of Directors of ISSI, pursuant to which Mr. Keating agreed to resign from the Board of Directors of ISSI effective upon the closing of the Tender Offer.

In connection with the Tender Offer and pursuant to the Riley Letter Agreement, on November 28, 2007, ISSI entered into a Standstill Agreement (the “Riley Standstill Agreement”) with the Riley Parties, pursuant to which the Riley Parties agreed, until the date on which proxies for the 2011 annual meeting of stockholders of ISSI are first solicited (but no later than March 31, 2011), not to, among other things:

•	acquire (or offer or agree to acquire) any material amount of assets of ISSI, or encourage any third party to do so;

•	encourage any third party that they acquire, or offer or agree to acquire, 1% or more of any voting securities of ISSI (including any such securities already held by such third party);

•

participate (or encourage any third party to participate) in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Securities and Exchange Commission), or seek to advise or influence any person or entity with respect to the voting of any voting securities of ISSI, with respect to the foregoing or, among other things, (i) any extraordinary transaction, such as a merger, reorganization or liquidation involving ISSI, certain changes in the present structure or membership of the Board of Directors or management of ISSI or any change to any material term of the employment contract of any executive officer of ISSI, (ii) the opposition of any person nominated by ISSI’s nominating committee, or (iii) any material change in ISSI’s capital structure or business; or

•

take any action that could require ISSI to make a public announcement regarding the possibility of the foregoing or take certain other actions in connection with the foregoing, including making a public announcement or forming or participating in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

In connection with the Tender Offer, on November 28, 2007, ISSI also entered into a Standstill Agreement (the “Miller Standstill Agreement”) with the Trust A-4—Lloyd I. Miller, an Ohio trust, Trust C—Lloyd I. Miller, an Ohio trust, Milgrat I(OOOOO), an Ohio trust, Milgrat II(FF), an Ohio trust, Milgrat I(XXX), an Ohio trust, Milgrat I(ZZZZ), an Ohio trust, Milfam II L.P., a Georgia limited partnership and Lloyd I. Miller, III. The terms of the Miller Standstill Agreement are substantially the same as the terms of the Riley Standstill Agreement.

On January 11, 2008, ISSI announced the results of the Tender Offer, stating that the ISSI accepted for payment 10,000,000 shares of its common stock at a purchase price of $7.00 per share, resulting in aggregate payments of $70,000,000. These shares represented approximately 27.4% of ISSI’s shares outstanding as of December 31, 2007.

Based on the final count by the depositary for the tender offer, an aggregate of 24,838,228 shares were properly tendered and not withdrawn at the purchase price of $7.00 per share, including 1,321,860 shares tendered through notice of guaranteed delivery. As the aggregate number of shares tendered exceeds the maximum purchase quantity, the actual shares purchased was prorated at the rate of ..402605210. The Riley Parties collectively sold 1,984,090 shares pursuant to the Tender Offer and Mr. Keating tendered an unspecified number of shares pursuant to the Tender Offer.

CODE OF BUSINESS CONDUCT AND ETHICS

In January 2004, we adopted a Code of Business Conduct and Ethics (the “Code”) that applies to all directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The full text of the Code is published on our website at www.issi.com. We intend to disclose future amendments to certain provisions of the Code, or waivers of such provisions granted to executive officers, on our website within four business days following the date of such amendment or waiver.

OTHER MATTERS

We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as our Board of Directors may recommend.

THE BOARD OF DIRECTORS

San Jose, California

January 28, 2008

INTEGRATED SILICON SOLUTION, INC.

Proxy

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints JIMMY S.M. LEE and SCOTT D. HOWARTH, jointly and severally, proxies, with full power of substitution, to vote all shares of Common Stock of Integrated Silicon Solution, Inc., a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Silicon Valley Capital Club, Fairmont Plaza, 50 West San Fernando, 17th Floor, San Jose, California, on March 7, 2008, at 3:30 p.m., local time, or any adjournment thereof. The proxies are being directed to vote as specified below or, if no specification is made, FOR the election of directors, FOR the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm, and in accordance with their discretion on such other matters that may properly come before the meeting.

The directors recommend a FOR vote on each item.

(Continued and to be signed on reverse side.)

		FOR all nominees listed (except as withheld)	WITHHELD AUTHORITY to vote for nominees listed		FOR	AGAINST	ABSTAIN

1. ELECTION OF DIRECTORS (Instruction: To withhold authority to vote for any individual nominees, strike that nominee’s name below.)		☐	☐	2. Proposal to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year:	☐	☐	☐

Nominees:	01 Jimmy S.M. Lee	05 Keith McDonald
	02 Kong Yeu Han	06 Stephen Pletcher
	03 Paul Chien	07 Bruce Wooley
	04 Jonathan Khazam	08 John Zimmerman
					YES	NO
				I plan to attend the Meeting:	☐	☐

Signature(s)	Date

(Signature(s) must be exactly as name(s) appear on this Proxy. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, please give your title. When shares are in the names of more than one person, each should sign this Proxy.)